Exhibit 10.17

333 South Wabash, 40-South, Chicago, IL 60604	Stephen W. Lilienthal, CPCU
Chief Executive Officer
CNA Financial Corporation

June 18, 2007	Telephone 312-822-2163
Facsimile 312-822-1330
Internet stephen.lilienthal@cna.com

Thomas Pontarelli
1326 Evergreen Court
Glenview, IL 60025
Personal and Confidential
Dear Tom:
The purpose of this letter agreement (“Letter Agreement”) is to outline a special severance pay and benefits continuation arrangement (the “Package”) for you. This Package supersedes all of the terms and benefits of the special arrangement described in a letter from me dated August 3, 2005. The Package as detailed below in this letter agreement will be provided to you only in the event that your employment with CNA ends prior December 31, 2009, and then only (with the exception of one eligibility modification as outlined below), in the event that you qualify for severance pay benefits according to the terms of the CNA Severance Pay Plan as are in effect as of the date of this Letter Agreement. A copy of the current CNA Severance Pay Plan is attached to this Letter Agreement. Additional details of the Package are as follows.
First, under the terms of this Package, the eligibility for severance pay under the CNA Severance Pay Plan is expanded to provide payment of severance to you in the event that you are terminated involuntarily for Poor Performance during the duration of the Package. Please note in the attachment that the CNA Severance Pay Plan does not provide for benefits to employees who are terminated for poor performance. All other provisions of the CNA Severance Pay Plan related to eligibility shall remain in effect.
As part of the Package, the amount of severance pay you will receive under the CNA Severance Pay Plan will be an amount equal to one year of your annual base salary in effect at the time your employment by CNA ends. In addition, for a period of one year after the effective date of such termination of employment you will be eligible to continue participation in the following programs: medical coverage under the CNA Health and Group Benefits Program in such medical plan as you are enrolled at the time your employment ends; Accidental Death & Dismemberment; Contributory Life; and Dependent Life at the employee contribution rates in effect at the time of such termination of employment. This one-year Health and Group benefit period will run concurrently with the duration of COBRA coverage.
www.cna.com

-2-	June 18, 2007
Also, as a part of the Package, CNA will pay to you as severance an amount equal to 100% of your target annual incentive bonus (AIB) award in effect at the time of your termination of employment by CNA. This severance payment will be in lieu of any other AIB awards, either unpaid prior year or current year. Eligibility for awards at the time of termination of employment by CNA under other non-AIB or incentive compensation plans, including Long Term Incentive and stock options, will be determined by plan rules as they are then in effect.
Receipt of any part of the Package or any other payments or benefits referenced in this Letter Agreement will require that you execute a general release in full and settlement agreement as provided to you by CNA upon your termination of employment by CNA. All payments pursuant to the Package and any other payments referenced in this Letter Agreement will be subject to applicable federal, state and local tax deductions. Nothing in this Letter Agreement or in any other CNA policy, procedure or communication is intended or should be understood as a promise or guarantee of future or continued employment. Your employment relationship with CNA will continue to be one of employment at will, and nothing in this Letter Agreement shall limit or otherwise affect your right or CNA’s right to end that employment relationship at any time for any reason.
Tom, I very much appreciate and value your work and accomplishments and look forward to enjoying continued success.
Sincerely,
/s/ Steve Lilienthal
Steve Lilienthal

ACCEPTED:	/s/ Thomas Pontarelli	6/19/07

	Thomas Pontarelli	Date